AMENDMENT NO. 4 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF
AIM TREASURER’S SERIES TRUST
          This Amendment No. 4 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of AIM Treasurer’s Series Trust (the “Trust”) amends, effective as of April 30, 2010, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the “Agreement”).
          Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.
          WHEREAS, the Trust desires to amend the Agreement to change the registrant name effective April 30, 2010, from AIM Treasurer’s Series Trust to AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust);
          NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. Any and all references to AIM Treasurer’s Series Trust are hereby changed to AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust).
     2. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.
     3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of February 26, 2010.

By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President

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